UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2008

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-137734	20-5455968
(State or other jurisdiction of incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

    110 South Poplar Street, Suite 101, Wilmington, Delaware 19801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 819-5556

                                              N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2008, the registrant completed its acquisition from LEAF Funding, Inc. of a pool of leases totaling approximately $323 million together with related financing of $315 million provided by Morgan Stanley Bank and its affiliate.  This pool of leases was part of the portfolio of leases acquired by LEAF Funding from the Federal Deposit Insurance Corporation and originated by NetBank.  The acquisition took the form of an acquisition of the membership interests of LEAF Funding, LLC, a subsidiary of LEAF Funding, Inc., which holds all of the membership interests of LEAF Capital Funding III, LLC, the entity which owns the lease pool and which is the borrower on the Morgan Stanley Bank financing agreement.  The purchase price for the member interests was approximately $8.7 million.  The Membership Interest Purchase Agreement is attached hereto as Exhibit 10.1.  The registrant also paid an asset acquisition fee of approximately $3.3 million.  The registrant had previously purchased a minority interest in this pool of leases for which it paid a purchase price of approximately $6.1 million and an asset acquisition fee of approximately $3.4 million.

To effect this transaction, the registrant needed to amend its existing credit facility with Merrill Lynch Bank USA to modify certain financial covenants.  On April 22, 2008, pursuant to an Amendment Agreement No. 2 among LEAF III A SPE, LLC, a wholly owned subsidiary of the registrant, LEAF Financial Corporation, LEAF Funding, Inc., the registrant, the required lenders thereunder, and Merrill Lynch Bank USA, the covenants were modified.  Amendment Agreement No. 2 is attached hereto as Exhibit 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As set forth in Item 1.01, above, the lease pool acquired by the registrant was subject to existing financing which remained outstanding following the acquisition.  The financing was provided through a Receivables Loan and Security Agreement, dated as of November 1, 2007, among LEAF Capital Funding III, as borrower, LEAF Financial Corporation, as servicer, Morgan Stanley Bank, as Class A Lender and as collateral agent, Morgan Stanley Asset Funding Inc., as Class B Lender, U.S. Bank National Association, as the custodian and lenders’ bank, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer.

The financing agreement provides for two loans to LEAF Capital Funding III, a Class A loan and a Class B loan.  These loans are non-recourse to the registrant or any of its affiliates other than LEAF Capital Funding III and the assets transferred to it.  The agreement has a termination date of November 1, 2008 unless extended by the lenders in their sole discretion, at the written request of LEAF Capital Funding III.

The Class A loan was for an initial amount of approximately $333 million and has a remaining balance of approximately $285 million.  The interest rate for the Class A loan varies as follows: (i) from the closing date through August 7, 2008, the rate is the Adjusted Eurodollar Rate plus 2.00%, (ii) from August 8, 2008 through the termination date, the rate is the Adjusted Eurodollar Rate plus 2.50%, and (iii) from and after the termination date or during any event of default, the Adjusted Eurodollar Rate plus 3.00%.  The Adjusted Eurodollar Rate is the 30 day London Interbank Offered Rate.

The Class B loan was for an initial amount of approximately $35 million and has a remaining balance of approximately $30 million.  The interest rate for the Class B loan varies as follows: (i) from the closing date through August 7, 2008, the rate is the Adjusted Eurodollar Rate plus 10.00%, (ii) from August 8, 2008 through the termination date, the rate is the Adjusted Eurodollar Rate plus 12.50%, and (iii) from and after the termination date or during any event of default, the Adjusted Eurodollar Rate plus 15.00%.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.        Description

10.1	Membership Interest Purchase Agreement dated April 22, 2008

10.2	Amendment Agreement No. 2 dated April 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

	By:	LEAF Asset Management, LLC, its general partner

Date: April 28, 2008	By:	/s/ Robert Moskovitz
Name: Robert Moskovitz
Title: Chief Financial Officer